Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated January 23, 2008, on the consolidated financial statements of Motorsports Authentics, LLC for the years ended November 30, 2007 and 2006, which are included in the Annual Report of Speedway Motorsports, Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Speedway Motorsports, Inc. on Forms S-8 (File No. 333-69616, effective October 9, 2001; File No. 333-49027, effective October 9, 2001; File No. 333-69618, effective October 9, 2001; File No. 333-89496, effective May 31, 2002; File No. 333-114965, effective April 28, 2004; File No. 333-114969, effective April 28, 2004).

/s/    Grant Thornton LLP

Charlotte, North Carolina

March 13, 2008